Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33‑61091, 33‑42211, 333‑42338 and 333‑124763 on Form S‑8 and 333‑115662 on Form S‑3 of The Lubrizol Corporation of (1) our report dated February 28, 2007 (November 9, 2007, as to the effects of the restatement discussed in Note 20) relating to the financial statements and financial statement schedule of The Lubrizol Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s adoption of new accounting standards and the restatement discussed in Note 20), and (2) our report dated February 28, 2007 (November 9, 2007, as to the effects of the material weakness described in Management’s Report on Internal Control Over Financial Reporting (Restated)) relating to management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting), appearing in this Annual Report on Form 10‑K/A of The Lubrizol Corporation for the year ended December 31, 2006.

/s/	Deloitte & Touche LLP

Cleveland, Ohio
November 9, 2007